UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2008

KIMCO REALTY CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Maryland	1-10899	13-2744380
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

3333 New Hyde Park Road

New Hyde Park, New York 11042-0020

 (Address of Principal Executive Offices)

(516) 869-9000

 (Registrant’s telephone number, including area code)

Not applicable

(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2008, Kimco Realty Corporation (the “Company”) announced the following management changes.

•

Michael J. Flynn is stepping down as the Company’s president and chief operating officer, effective November 13, 2008.  Mr. Flynn, age 73, will retire from full-time employment on December 31, 2008 and will continue to be engaged in a strategic advisory capacity.

•

David B. Henry, the Company’s vice chairman and chief investment officer, has been appointed to succeed Mr. Flynn as president, effective November 13, 2008.  Mr. Henry, age 59, will continue to act as the Company’s vice chairman and chief investment officer, positions he has held since 2001.

•

David Lukes has been appointed to succeed Mr. Flynn as the Company’s chief operating officer, effective November 13, 2008.  Mr. Lukes, age 38, previously served as the Company’s executive vice-president, with responsibility for the financial performance of the U.S. and Puerto Rico portfolios.

•

Michael V. Pappagallo, the Company’s chief financial officer, has been appointed chief administrative officer, effective November 13, 2008.  Mr. Pappagallo, age 49, will continue to act as the Company’s chief financial officer, a position he has held since 1997.

The existing employment agreements for each of Messrs. Flynn, Henry, Lukes and Pappagallo continue to remain in effect and have not been modified in connection with the changes described in this report.

The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to re-election by the Board of Directors, generally at the time of the Annual Meeting of the Board of Directors following the Annual Meeting of Stockholders.

A copy of the Company’s news release announcing these management changes is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)

The following exhibit is filed with this report:

99.1 News release dated November 13, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMCO REALTY CORPORATION

Date: November 13, 2008	By:	/s/ Michael V. Pappagallo
	Name:	Michael V. Pappagallo
	Title:	Executive Vice President, Chief Financial Officer, and Chief Administrative Officer

Exhibit Index

Exhibit Number	Description
99.1	News release dated November 13, 2008